SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT


This amendment shall change and amend that certain Executive Employment Agreement between World's Fare Inc., now FutureOne, Inc., a Nevada corporation and Earl J. Cook, dated July 27, 1998 and effective July 26, 1998 (the "Original Agreement"), as amended by the First Amendment to Executive Employment Agreement dated May 14, 1999 (the "Amendment" and, together with the Original Agreement, the "Employment Agreement").

1) The parties agree that Section 1 of the Employment Agreement shall be deleted in its entirety and changed to read as follows, effective as of November 23, 1999:

1. "EMPLOYMENT DUTIES. The Company hereby employs Employee to perform the following duties as the President and Chief Executive Officer of the Company.

     a. Carry out all of the functions as President and Chief Executive Officer as defined in the By-laws of the Company and as established by the Board of Directors from time to time".

2) The parties agree that Section 4a of the Employment Agreement shall be deleted in its entirety and changed to read as follows, effective as of December 1, 1999:

     a. "ANNUAL SALARY. In consideration for the services to be rendered by Employee in his capacity hereunder, the Company agrees to pay Employee an initial annual salary of One Hundred Eighty Thousand & 00/100 dollars ($180,000.00)."

3) The parties agree that section 4c of the Employment Agreement shall be deleted in its entirety and changed to read as follows effective as of December 1, 1999:

     c. "Employee shall be eligible to receive management bonuses as defined below.

          1. Profits Bonus -Employee shall be paid a bonus equal to 2% of the net profits derived from operations, excluding any other adjustments to income that are not associated with "Net Profit from Operations" as defined on the Company's "Consolidated Statement of Operations" for the year. Such profit shall be calculated based on the audited financial statements of the Company for the year ending September 30. each year The year shall be defined as the 12 month period, ending September 30, beginning with the year ending September 30, 2000.

               The bonus shall be paid in cash within 30 days after the amount of the bonus is determined.

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          2.   Transaction  Bonus - In the  event  the  Company  closes a public offering, private placement, or sale or merger of the Company, during the term of this Agreement, in a cumulative amount exceeding $10 million, Employee shall receive a bonus equal to 1% of the transaction.

               The bonus shall be paid in cash within 30 days of the closing of the transaction and/or receipt of funds or compensation by the Company."

4) The parties agree that Section 7f shall be deleted in its entirety, effective as of November 23, 1999.

These are the only changes to the Employment Agreement and all other terms and conditions of the Employment Agreement shall remain in full force and effect.

Agreed as of the 18th day of February, 2000.


FutureOne, Inc.                         Employee
(Formerly World's Fare, Inc.)


By
   --------------------------------     -----------------------------------
   Vice President

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